Filed pursuant to Rule 424(b)(2) / Registration Statement No. 333-284538

GS Finance Corp. $22,566,420 Buffer Autocallable GEARS Linked to an Unequally Weighted Basket of Equity Indices due 2028 guaranteed by The Goldman Sachs Group, Inc.
Investment Description

The amount you will be paid on your securities is based on the performance of an unequally weighted basket comprised of the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting). The securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The securities will mature on the stated maturity date unless they are automatically called on the call observation date.

The initial basket level is 100 and the closing level of the basket on the call observation date and the determination date, as applicable, will equal the sum of the products, as calculated for each basket index, of: (i) its closing level on the call observation date or determination date, as applicable, divided by its initial basket index level on the trade date multiplied by (ii) its initial weighted value.

Unless your securities are automatically called, if the closing level of the basket on the determination date (the final basket level) is greater than the initial basket level, then the return on your securities will be positive and equal the product of the upside gearing times the basket return (the percentage increase or decrease in the final basket level from the initial basket level). If the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive the face amount of your securities at maturity.

If the final basket level is less than the downside threshold, the return on your securities will be negative and you will lose 1.00% of the face amount of your securities for every 1.00% decline in the level of the basket beyond the downside threshold.

Your securities will be automatically called if the closing level of the basket on the call observation date is greater than or equal to the autocall barrier, resulting in a payment on the call payment date for each $10 face amount of your securities equal to the face amount per security plus the product of $10 times the call return specified below.

Declines in one basket index may offset increases in the other basket indices. Due to the unequal weighting of each basket index, the performances of the basket indices with greater weights will have a significantly larger impact on the return on your securities than the performances of the basket indices with lesser weights.

Investing in the securities involves significant risks. You may lose a significant portion of your investment and will not receive any coupon during the term of the securities. The contingent repayment of principal applies only at maturity. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

Features	Key Dates*

O Automatic Call Feature – Your securities will be automatically called and you will receive the face amount of your securities plus the product of $10 times the call return on the call payment date if the closing level of the basket is greater than or equal to the autocall barrier on the call observation date.

O Enhanced Exposure to Positive Basket Return – At maturity, if the securities have not been automatically called and the final basket level is greater than the initial basket level, you will receive a payment equal to the face amount of your securities plus a return equal to the basket return times the upside gearing.

O Contingent Repayment of Principal at Maturity with Potential for Buffered Downside Market Exposure – At maturity, if the securities have not been automatically called and the final basket level is equal to or less than the initial basket level but greater than or equal to the downside threshold, you will receive a payment equal to the face amount of your securities. If, however, the final basket level is less than the downside threshold, you will receive less than the face amount of your securities, resulting in a percentage loss on your investment equal to the percentage that the final basket level is less than the initial basket level in excess of the buffer. You may lose a substantial portion of your investment. Any payment on the securities, including any repayment of principal, is subject to the creditworthiness of GS Finance Corp. and The Goldman Sachs Group, Inc.

	Trade date	May 16, 2025
	Original issue date	May 20, 2025
	Call observation date*	May 25, 2026
	Call payment date*	May 28, 2026
	Determination date*	May 16, 2028
	Stated maturity date*	May 18, 2028
*Subject to postponement.

Notice to investors: the securities are a riskier investment than ordinary debt securities. GS Finance Corp. is not necessarily obligated to repay the face amount of the securities at maturity, and the securities may have the same downside market risk as the basket, subject to the buffer. This market risk is in addition to the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. You should not purchase the securities if you do not understand or are not comfortable with the significant risks involved in investing in the securities.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15.

Key Terms

Basket	Initial Weighted Value	Initial Basket Level	Autocall Barrier	Upside Gearing	Downside Threshold	Buffer	Call Return	CUSIP	ISIN
an unequally weighted basket of 5 equity indices (see PS-4)	unequally weighted (see PS-4)	100.00	100.00% of the initial basket level	2.00	90.00% of the initial basket level	10.00%	12.00%	36270V819	US36270V8191

The estimated value of your securities at the time the terms of your securities are set on the trade date is equal to approximately $9.65 per $10 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your securities, if it makes a market in the securities, see page PS-2.

Original issue price	Underwriting discount	Net proceeds to the issuer
100.00% of the face amount	2.50% of the face amount	97.50% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	UBS Financial Services Inc. Selling Agent

Pricing Supplement No. 18,790 dated May 16, 2025

The issue price, underwriting discount and net proceeds listed above relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement , at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $9.65 per $10 face amount), which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $0.30 per $10 face amount).

Prior to August 16, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis over the period from the time of pricing through August 15, 2025). On and after August 16, 2025, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

About Your Securities

The securities are notes that are part of the Medium-Term Securities, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 44 dated March 20, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “underlier(s)”, “indices” and “exchange-traded fund(s)” shall be deemed to refer to “underlying(s)”, “underlying index(es)” and “underlying ETF(s)”, respectively.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 44 to “underlier(s)”, and “indices” shall be deemed to refer to “underlying(s)” and “underlying index(es)”, respectively.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

Minimum Purchase Amount of Securities Offered Hereby In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

Investor Suitability

The securities may be suitable for you if, among other considerations:

• You fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 90.00% of the stated principal amount.

• You can tolerate a loss of a substantial portion of your investment.

• You believe that the level of the basket will appreciate over the term of the securities.

• You can tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the basket and the basket indices.

• You understand and accept that your securities will be automatically called on the call observation date if the closing level of the basket so appreciates and that your potential return is limited to the call return.

• You are willing to invest in the securities based on the upside gearing, downside threshold and call return specified on the cover hereof.

• You understand and accept that if the securities are automatically called, you will not participate in any appreciation in the level of the basket or any basket index and your potential return is limited to the call return.

• You believe the closing level of the basket will be greater than or equal to the autocall barrier on the call observation date or the initial basket level on the determination date.

• You are willing to forgo dividends paid on the stocks comprising the basket indices.

• You are able and willing to invest in securities that may be automatically called early or you are otherwise able and willing to hold the securities to maturity.

• You accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which GS&Co., is willing to purchase the securities.

• You understand and accept the risks associated with the basket and the basket indices.

• You are willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, and understand that if GS Finance Corp. and The Goldman Sachs Group, Inc. default on their obligations, you may not receive any amounts due on the securities.

The securities may not be suitable for you if, among other considerations:

• You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 90.00% of the stated principal amount.

• You require an investment designed to provide a full return of principal at maturity.

• You cannot tolerate a loss of a substantial portion of your investment.

• You believe that the level of the basket will decline during the term of the securities and the final underlying basket level is likely to close below the downside threshold on the determination date.

• You cannot tolerate fluctuations in the market price of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket or the basket indices.

• You are not willing to invest in the securities based on the upside gearing, downside threshold or call return specified on the cover hereof.

• You do not understand or accept that, if the securities are automatically called, you will not participate in any appreciate in the level of the basket and your potential return is limited to the call return.

• You do not believe the closing level of the basket will be greater than or equal to the autocall barrier on the call observation date or the initial basket level on the determination date.

• You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

• You prefer to receive the dividends paid on the stocks comprising the basket indices.

• You are unable or unwilling to invest in securities that may be automatically called early, or you are otherwise unable or unwilling to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

• You do not understand or accept the risks associated with the basket or the basket indices.

• You are not willing to assume the credit risks of GS Finance Corp. and The Goldman Sachs Group, Inc. for all payments under the securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review carefully the “Additional Risk Factors Specific to Your Securities” section of this pricing supplement. For more information on the basket and the basket indices, please see the section titled “The Underlying Basket and the Underlying Basket Indices” below.

Key Terms (continued)

Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlying basket:

An unequally weighted basket comprised of the following underlying basket indices (each individually, an underlying basket index). For each underlying basket index, its initial weight in the underlying basket, its initial weighted value and its initial underlying basket index level are set forth below:

	Underlying Basket Index	Initial Weight in Underlying Basket	Initial Weighted Value	Initial Underlying Basket Index Level
	EURO STOXX 50® Index	40.00%	40.00	5,427.53
	Nikkei 225	25.00%	25.00	37,753.72
	FTSE® 100 Index	17.50%	17.50	8,684.56
	Swiss Market Index	10.00%	10.00	12,335.09
	S&P/ASX 200 Index	7.50%	7.50	8,343.681

Face amount:

$22,566,420 in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations:	$10 or any integral multiple of $10 in excess thereof
Principal amount:

Subject to redemption by the company as provided under “— Company’s redemption right (automatic call feature)” below, on the stated maturity date, the company will pay, for each $10 of the outstanding face amount, an amount in cash equal to the cash settlement amount.

Cash settlement amount:
•
if the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;
•
if the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or
•
if the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) $10 times (b) the sum of the underlying basket return plus the buffer

Company’s redemption right (automatic call feature):

If a redemption event occurs, then the outstanding face amount will be automatically redeemed in whole and the company will pay an amount in cash on the call payment date, for each $10 of the outstanding face amount, equal to the sum of (i) $10 plus (ii) the product of $10 times the call return

Redemption event:	a redemption event will occur if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier
Initial underlying basket level:	100.00
Initial underlying basket index level:	With respect to an underlying basket index, the closing level of such underlying basket index on the trade date, as set forth under “— Underlying basket” above
Final underlying basket level:	the closing level of the underlying basket on the determination date
Closing level of the underlying basket:

on the call observation date or the determination date, the sum of the products, as calculated for each underlying basket index, of: (i) the quotient of (a) the closing level of such underlying basket index on such date divided by (b) the initial underlying basket index level of such underlying basket index times (ii) the initial weighted value of such underlying basket index, except in the limited circumstances described under “Supplemental Terms of the Notes — Consequences of a Market Disruption Event or a Non-Trading Day — Notes Linked to a Basket of Underliers” in the accompanying general terms supplement

Underlying basket return:	the quotient of (i) the final underlying basket level minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage
Upside gearing:	2.00
Downside threshold:	90.00% of the initial underlying basket level
Buffer:	10.00%
Trade date:	May 16, 2025
Original issue date:	May 20, 2025
Determination date:	May 16, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	May 18, 2028, subject to adjustment as described in the accompanying general terms supplement
Autocall barrier:	100.00% of the initial underlying basket level
Call return:	12.00%
Call observation date:	May 25, 2026, subject to adjustment as described in the accompanying general terms supplement
Call payment date:	May 28, 2026, subject to adjustment as described in the accompanying general terms supplement
Calculation agent:	Goldman Sachs & Co. LLC (“GS&Co.”)

Investment Timeline With Respect to The Securities Offered Hereby

Trade Date	The initial underlying basket index level of each underlying basket index and the final terms of the securities are set

Call Observation Date

Your securities will be automatically called if the closing level of the underlying basket on the call observation date is greater than or equal to the autocall barrier. If your securities are automatically called on the call observation date, on the related call payment date we will pay you an amount in cash for each $10 face amount of your securities equal to the sum of (i) $10 plus (ii) the product of $10 times the call return, and no further payments will be made on the securities.

Maturity Date

The final underlying basket level is determined as of the determination date.

If the securities are not automatically called and the final underlying basket level is greater than the initial underlying basket level, the sum of (i) $10 plus (ii) the product of (a) the underlying basket return times (b) $10 times (c) the upside gearing;

If the securities are not automatically called and the final underlying basket level is equal to or less than the initial underlying basket level but greater than or equal to the downside threshold, $10; or

If the securities are not automatically called and the final underlying basket level is less than the downside threshold, the sum of (i) $10 plus (ii) the product of (a) the sum of the underlying basket return plus the buffer times (b) $10. You will receive less than the face amount of your securities at maturity and you will lose 90.00% of your investment in the securities if the final underlying basket level is zero.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OF YOUR INVESTMENT IN THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. IF GS FINANCE CORP. AND THE GOLDMAN SACHS GROUP, INC. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

HYPOTHETICAL EXAMPLES
(Hypothetical examples use hypothetical terms only. Actual terms will vary.)

The following examples illustrate the hypothetical payments upon an automatic call or at maturity under different hypothetical scenarios for a $10 security linked to the underlying basket based on the assumptions set forth in the table below. The actual terms for the offering of securities are specified above.

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the underlying basket or hypothetical closing levels of the underlying basket indices, as applicable, on the call observation date and on the determination date could have on the amount of cash payable on the call payment date or on the stated maturity date, as the case may be, assuming all other variables remain constant.

The examples below are based on a range of underlying basket levels and closing levels of the underlying basket indices that are entirely hypothetical; no one can predict what the level of the underlying basket will be on any day throughout the life of your securities, what the closing level of the underlying basket will be on the call observation date or what the final underlying basket level will be on the determination date. The underlying basket indices have been highly volatile in the past — meaning that the levels of the underlying basket indices have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the face amount and held to the call payment date or the stated maturity date. If you sell your securities in a secondary market prior to the call payment date or the stated maturity date, as the case may be, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying basket indices, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your securities at the time the terms of your securities are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your securities. For more information on the estimated value of your securities, see “Additional Risk Factors Specific to Your Securities — The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities” on page PS-15 of this pricing supplement.

Key Terms and Assumptions
Face amount	$10
Upside gearing	2.00
Downside threshold	90.00% of the initial underlying basket level
Buffer	10.00%
Call return	12.00%

Neither a market disruption event nor a non-trading day occurs with respect to any underlying basket index on the originally scheduled call observation date or the originally scheduled determination date

No change in or affecting any of the underlying basket index stocks or the method by which any underlying basket index sponsor calculates its underlying basket index
Securities purchased on original issue date at the face amount and held to the call payment date or the stated maturity date

For these reasons, the actual performance of the underlying basket over the life of your securities, as well as the amount payable on the call payment date or at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of each underlying basket index shown elsewhere in this pricing supplement. For information about the underlying basket indices during recent periods, see “The Underlying Basket and the Underlying Basket Indices — Historical Closing Levels of the Underlying Basket Indices” on page PS-26. Before investing in the securities, you should consult publicly available information to determine the levels of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the securities.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying basket index stocks.

Hypothetical Amount In Cash Payable on the Call Payment Date

The example below shows the hypothetical amount that we would pay on the call payment date with respect to each $10 face amount of the securities if the closing level of the underlying basket is greater than or equal to the autocall barrier on the call observation date.

If, for example, your securities are automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is greater than or equal to the autocall barrier), the amount in cash that we would deliver for each $10 face amount of your securities on the call payment date would be the sum of $10 plus the product of the call return times $10. Therefore, for example, if the closing level of the underlying basket on the call observation date were determined to be 120.00% of the initial underlying basket level, your securities would be automatically called and the amount in cash that we would deliver on your securities on the call payment date would be 112.00% of the face amount of your securities or $11.20 for each $10 of the face amount of your securities. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date.

Hypothetical Cash Settlement Amount at Maturity

If the securities are not automatically called on the call observation date (i.e., on the call observation date the closing level of the underlying basket is less than the autocall barrier) the cash settlement amount we would deliver for each $10 face amount of your securities on the stated maturity date will depend on the performance of the underlying basket on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on the call observation date and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date.

The levels in the left column of the table below represent hypothetical final underlying basket levels and are expressed as percentages of the initial underlying basket level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlying basket level, and are expressed as percentages of the face amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $10 of the outstanding face amount of the offered securities on the stated maturity date would equal 100.000% of the face amount of a security, based on the corresponding hypothetical final underlying basket level and the assumptions noted above.

The Securities Have Not Been Automatically Called

Hypothetical Final Underlying Basket Level	Hypothetical Cash Settlement Amount at Maturity
(as Percentage of Initial Underlying Basket Level)	(as Percentage of Face Amount)
175.000%	250.000%
150.000%	200.000%
125.000%	150.000%
110.000%	120.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	95.000%
80.000%	90.000%
75.000%	85.000%
50.000%	60.000%
25.000%	35.000%
0.000%	10.000%

If, for example, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 25.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 35.000% of the face amount of your securities, as shown in the table above. As a result, if you purchased your securities on the original issue date at the face amount and held them to the stated maturity date, you would lose 65.000% of your investment, which is equivalent to losing 1.000% of the face amount of your securities for every 1.000% that the decline in the underlying basket from the trade date to the determination date exceeds 10.000% (if you purchased your securities at a premium to face amount you would lose a correspondingly higher percentage of your investment).

Alternatively, if, for example, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 90.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 100.000% of the face amount of your securities, as shown in the table above.

If, however, the securities have not been automatically called on the call observation date and the final underlying basket level were determined to be 125.000% of the initial underlying basket level, the cash settlement amount that we would deliver on your securities at maturity would be 150.000% of the face amount of your securities, as shown in the table above. Since the hypothetical final underlying basket level is greater than the initial underlying basket level, the underlying basket return is enhanced by the upside gearing and the cash settlement amount that we would deliver on your securities at maturity would be 150.000% of the face amount of your securities, as shown in the table above.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your securities) that we would pay on your securities on the stated maturity date, if the final underlying basket level were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlying basket level of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your securities (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the securities.

The following examples illustrate the hypothetical cash settlement amount at maturity for each security based on hypothetical final levels of the underlying basket indices, calculated based on the key terms and assumptions above. The percentages in Column A represent hypothetical final levels for each underlying basket index, in each case expressed as a percentage of its initial underlying basket index level. The amounts in Column B represent the applicable initial weighted value for each underlying basket index, and the amounts in Column C represent the products of the percentages in Column A times the corresponding amounts in Column B. The final underlying basket level for each example is shown beneath each example, and will equal the sum of the products shown in Column C. The underlying basket return for each example is shown beneath the final underlying basket level for such example, and will equal the quotient of (i) the final underlying basket level for such example minus the initial underlying basket level divided by (ii) the initial underlying basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final underlying basket level is greater than the initial underlying basket level.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	105.00%	40.00	42.000
Nikkei 225	105.00%	25.00	26.250
FTSE® 100 Index	105.00%	17.50	18.375
Swiss Market Index	105.00%	10.00	10.500
S&P/ASX 200 Index	105.00%	7.50	7.875
		Final Underlying Basket Level:	105.000
		Underlying Basket Return:	5.000%

In this example, all of the hypothetical final levels for the underlying basket indices are greater than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being greater than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level was determined to be 105.00, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × 5.000% × 2.00) = $11.00

Example 2: The final underlying basket level is less than the initial underlying basket level, but greater than the downside threshold. The cash settlement amount equals the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	95.00%	40.00	38.000
Nikkei 225	95.00%	25.00	23.750
FTSE® 100 Index	95.00%	17.50	16.625
Swiss Market Index	95.00%	10.00	9.500
S&P/ASX 200 Index	95.00%	7.50	7.125
		Final Underlying Basket Level:	95.000
		Underlying Basket Return:	-5.000%

In this example, all of the hypothetical final levels for the underlying basket indices are less than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100. Since the hypothetical final underlying basket level was determined to be 95.00, which is more than the downside threshold of 90.00% of the initial underlying basket level but less than the initial underlying basket level of 100, the hypothetical cash settlement amount for each $10 face amount of your securities will equal the face amount, or $10.

Example 3: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	15.00%	40.00	6.000
Nikkei 225	15.00%	25.00	3.7500
FTSE® 100 Index	100.00%	17.50	17.500
Swiss Market Index	102.00%	10.00	10.200
S&P/ASX 200 Index	102.00%	7.50	7.650
		Final Underlying Basket Level:	45.100
		Underlying Basket Return:	-54.900%

In this example, the hypothetical final levels of the EURO STOXX 50® Index and the Nikkei 225 are less than their hypothetical initial underlying basket index levels, while the hypothetical final level of the FTSE® 100 Index is equal to its hypothetical initial underlying basket index level and the hypothetical final levels of the Swiss Market Index and the S&P/ASX 200 Index are greater than their applicable hypothetical initial underlying basket index levels.

Because the underlying basket is unequally weighted, increases in the lower weighted underlying basket indices will be offset by decreases in the more heavily weighted underlying basket indices. In this example, the large declines in the EURO STOXX 50® Index and the Nikkei 225 result in the hypothetical final underlying basket level being less than the downside threshold of 90.00% of the initial underlying basket level even though the FTSE® 100 Index remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Since the hypothetical final underlying basket level of 45.10 is less than the downside threshold of 90.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × (-54.900% + 10.00%)) = $5.51

Example 4: The final underlying basket level is less than the downside threshold. The cash settlement amount is less than the $10 face amount.

	Column A	Column B	Column C

Underlying Basket Index	Hypothetical Final Level (as Percentage of Initial Underlying Basket Index Level)	Initial Weighted Value	Column A x Column B
EURO STOXX 50® Index	40.00%	40.00	16.000
Nikkei 225	40.00%	25.00	10.000
FTSE® 100 Index	40.00%	17.50	7.000
Swiss Market Index	40.00%	10.00	4.000
S&P/ASX 200 Index	40.00%	7.50	3.000
		Final Underlying Basket Level:	40.000
		Underlying Basket Return:	-60.000%

In this example, all of the hypothetical final levels for the underlying basket indices are less than the applicable hypothetical initial underlying basket index levels, which results in the hypothetical final underlying basket level being less than the initial underlying basket level of 100.00. Since the hypothetical final underlying basket level of 40.00 is less than the downside threshold of 90.00% of the initial underlying basket level, the hypothetical cash settlement amount for each $10 face amount of your securities will equal:

Cash settlement amount = $10 + ($10 × (-60.000% + 10.00%)) = $5.00

The amounts shown above are entirely hypothetical; they are based on hypothetical levels for the underlying basket indices that may not be achieved on the call observation date or the determination date and on assumptions that may prove to be erroneous. The actual market value of your securities on the stated maturity date or at any other time, including any time you may wish to sell your securities, may bear little relation to the hypothetical amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in any offered securities. The hypothetical amounts on securities held to the stated maturity date in the examples above assume you purchased your securities at their face amount and have not been adjusted to reflect the actual issue price you pay for your securities. The return on your investment (whether positive or negative) in your securities will be affected by the amount you pay for your securities. If you purchase your securities for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-18.

Payments on the securities are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the securities are economically equivalent to a bond bought by the holder and one or more options entered into between the holder and us. Therefore, the terms of the securities may be impacted by the various factors mentioned under “Additional Risk Factors Specific to Your Securities — The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” on page PS-18. The discussion in this paragraph does not modify or affect the terms of the securities or the U.S. federal income tax treatment of the securities, as described elsewhere in this pricing supplement.

We cannot predict the actual closing level of the underlying basket on any day, the final underlying basket level or what the market value of your securities will be on any particular trading day, nor can we predict the relationship between the closing level of each underlying basket index and the market value of your securities at any time prior to the stated maturity date. The actual amount that you will receive on the call payment date or at maturity and the rate of return on the offered securities will depend on whether or not the securities are automatically called, and the actual closing levels of the underlying basket and the actual final underlying basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your securities on the call payment date or the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR SECURITIES

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying basket index stocks, i.e., with respect to an underlying basket index to which your securities are linked, the stocks comprising such underlying basket index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Without limiting the foregoing, for certain risks and considerations related to conflicts of interest, including calculation agent discretion and hedging activities, see “Additional Risk Factors Specific to the Notes — Risks Related to Structure, Valuation and Secondary Market Sales — The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes” and “Additional Risk Factors Specific to the Notes — Risks Related to Conflicts of Interest — Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes” in the accompanying general terms supplement.

Risks Related to Structure, Valuation and Secondary Market Sales

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The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Securities”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the trade date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities.

These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “— Your Securities May Not Have an Active Trading Market” below.

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The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying basket indices, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 65 of the accompanying prospectus.

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You May Lose a Substantial Portion of Your Investment in the Securities

You can lose a substantial portion of your investment in the securities. Assuming your securities are not automatically called, the cash settlement amount on your securities on the stated maturity date will be based on the performance of a weighted basket comprised of the underlying basket indices as measured from the initial underlying basket level of 100.00 to the final underlying basket level on the determination date. If the final underlying basket level is less than the downside threshold (i.e., the final underlying basket level has declined, relative to the initial underlying basket level, by more than the buffer), you will have a loss for each $10 of the face amount of your securities equal to the sum of the underlying basket return plus the buffer times $10. As specified elsewhere in this pricing supplement, if the final underlying basket level declines, relative to the initial underlying basket level, by more than the buffer, you will lose 1% of the face amount of your securities for every 1% that such decline exceeds the buffer. Thus, you may lose a substantial portion of your investment in the securities, which would include any premium to face amount you paid when you purchased the securities.

Also, the application of the buffer applies only at maturity and the market price of your securities prior to the call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities even if the level of the underlying basket is not below the downside threshold at the time of sale.

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The Amount in Cash You Will Receive on the Call Payment Date or on the Stated Maturity Date Is Not Linked to the Closing Level of the Underlying Basket at Any Time Other Than on the Call Observation Date or the Determination Date, as the Case May Be

The amount in cash that you will receive on the call payment date, if any, will be paid only if the closing level of the underlying basket on the call observation date is greater than or equal to the autocall barrier. Therefore, the closing level of the underlying basket on dates other than the call observation date will have no effect on any amount paid in respect of your securities on the call payment date. In addition, the cash settlement amount you will receive on the stated maturity date will be based on the closing level of the underlying basket on the determination date. Therefore, for example, if the closing level of the underlying basket dropped precipitously on the determination date, the cash settlement amount for the securities would be significantly less than it would otherwise have been had the cash settlement amount been linked to the closing level of the underlying basket prior to such drop. Although the actual closing level of the underlying basket on the call payment date, stated maturity date or at other times during the life of the securities may be higher than the closing level of the underlying basket on the call observation date or the determination date, you will not benefit from the closing levels of the underlying basket at any time other than on the call observation date or on the determination date.

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The Amount You Will Receive on the Call Payment Date Will Be Limited Due to the Call Return

Regardless of the closing level of the underlying basket on the call observation date, the amount in cash you may receive on the call payment date is limited. Even if the closing level of the underlying basket on the call observation date exceeds the autocall barrier, causing the securities to be automatically called, the amount in cash payable on the call payment date will be limited due to the call return, and you will not participate in any increase in the closing level of the underlying basket above the autocall barrier on the call observation date. If your securities are automatically called on the call observation date, the maximum payment you will receive for each $10 face amount of your securities will depend on the call return. Additionally, the autocall barrier does not apply on the determination date and you will not be entitled to the call return on the stated maturity date. Assuming your securities are not automatically called and the final underlying basket level is less than the downside threshold, you will be fully exposed to the decline in the level of the underlying basket from the trade date to the determination date in excess of the buffer, and you may lose a significant portion of your investment in the securities.

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Your Securities Are Subject to Automatic Redemption

We will automatically call and redeem all, but not part, of your securities on the call payment date, if, as measured on the call observation date, the closing level of the underlying basket is greater than or equal to the autocall barrier. Therefore, the term for your securities may be reduced and you will not receive any further payments on the securities since your securities will no longer be outstanding. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

If the securities remain outstanding following the call observation date, it means that the closing level of the underlying basket was less than the autocall barrier on the call observation date. The longer the securities are outstanding from the trade date, the less time remains during which the underlying basket will have an opportunity to increase to or above the autocall barrier to be automatically called. The securities will not be automatically called in the event that the underlying basket does not increase to or beyond the autocall barrier.

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Your Securities Do Not Bear Interest

You will not receive any interest payments on your securities. As a result, even if the amount payable for your securities on the call payment date or the stated maturity date, as applicable, exceeds the face amount of your securities, the overall return you earn on your securities may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

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The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control and impact the value of bonds and options generally, will influence the market value of your securities, including:

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the levels of the underlying basket indices;
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the volatility — i.e., the frequency and magnitude of changes — in the levels of the underlying basket indices;
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the dividend rates of the underlying basket index stocks;
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economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying basket index stocks, and which may affect the levels of the underlying basket indices;
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interest rates and yield rates in the market;
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the time remaining until your securities mature; and
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our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market-making transaction. If you sell your securities before maturity, you may receive less than the face amount of your securities or the amount you may receive upon an automatic call or, if the securities are not automatically called, the amount you may receive at maturity.

You cannot predict the future performance of the underlying basket indices based on their historical performance or the hypothetical historical performance of the underlying basket. The actual performance of the underlying basket indices over the life of the offered securities and the amount paid on the call payment date or the stated maturity date, as the case may be, may bear little or no relation to the historical closing levels of the underlying basket indices, to the hypothetical historical closing levels of the underlying basket or to the hypothetical examples shown elsewhere in this pricing supplement.

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Your Securities May Not Have an Active Trading Market

Your securities will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your securities. Even if a secondary market for your securities develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your securities in any secondary market could be substantial.

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If You Purchase Your Securities at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Face Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The cash settlement amount you will be paid for your securities on the stated maturity date or the amount you will be paid on the call payment date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the face amount of the securities, then the return on your investment in such securities held to the call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at face amount. If you purchase your securities at a premium to face amount and hold them to the call payment date or the stated maturity date, the return on your investment in the securities will be lower than it would have been had you purchased the securities at face amount or a discount to face amount. In addition, the impact of the downside threshold on the return on your investment will depend upon the price you pay for your securities relative to face amount. For example, the downside threshold, while still limiting some downside exposure to the underlying basket, will allow a greater percentage decrease in your investment in the securities than would have been the case for securities purchased at face amount or a discount to face amount.

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A Higher Call Return, a Lower Autocall Barrier and/or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlying Basket, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Level of the Underlying Basket and, Potentially, a Significant Loss at Maturity

The economic terms for the securities, including the call return, the autocall barrier and the downside threshold, are based, in part, on the expected volatility of the underlying basket at the time the terms of the securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying basket.

Higher expected volatility with respect to the underlying basket as of the trade date generally indicates a greater expectation as of that date that (i) the closing level of the underlying basket on the call observation date will be less than the autocall barrier, in which case your securities will not be automatically called and you will not receive the call return, or (ii) the final underlying basket level could ultimately be less than the downside threshold on the determination date, which would result in a loss of a significant portion or all of your investment in the securities. At the time the terms of the securities are set, higher expected volatility will generally be reflected in a higher call return, a lower autocall barrier and/or a lower downside threshold, as compared to otherwise comparable securities issued by the same issuer with the same maturity (taking into account any ability of the issuer to redeem the securities prior to maturity) but with one or more different underlying basket indices. However, there is no guarantee that the higher call return or lower downside threshold set for your securities on the trade date will adequately compensate you, from a risk-potential reward perspective, for the greater risk of your securities not being automatically called or of losing some or all of your investment in the securities.

A relatively higher call return (as compared to otherwise comparable securities), which would increase the positive return if the closing level of the underlying basket is greater than or equal to the autocall barrier on the call observation date, or a relatively lower autocall barrier, generally indicate an increased risk that your securities will not be automatically called on the call payment date.

Similarly, a relatively lower downside threshold (as compared to otherwise comparable securities), which would increase the buffer against the loss of principal, may generally indicate an increased risk that the level of the underlying basket will decrease substantially. This would result in a significant loss at maturity if the final underlying basket level is less than the downside threshold. Further, a relatively lower downside threshold may not indicate that the securities have a greater likelihood of a return of principal at maturity based on the performance of the underlying basket.

You should not take the historical volatility of the underlying basket as an indication of its future volatility. You should be willing to accept the downside market risk of the underlying basket and the potential to lose a significant portion or all of your investment in the securities.

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You Have No Shareholder Rights or Rights to Receive Any Underlying Basket Index Stock

Investing in your securities will not make you a holder of any of the underlying basket index stocks. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying basket index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying basket index stocks or any other rights of a holder of the underlying basket index stocks. Your securities will be paid in cash and you will have no right to receive delivery of any underlying basket index stocks.

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The Lower Performance of One Underlying Basket Index May Offset an Increase in the Other Underlying Basket Indices

Declines in the level of one underlying basket index may offset increases in the levels of the other underlying basket indices. As a result, any return on the underlying basket — and thus on your securities — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your securities at maturity. In addition, because the underlying basket indices are not equally weighted, increases in the lower weighted underlying basket indices may be offset by even small decreases in the more heavily weighted underlying basket indices.

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We May Sell an Additional Aggregate Face Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underlying Basket Indices

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An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities

The value of your securities is linked to underlying basket indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Basket Index with Underlying Basket Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying basket index with underlying basket index stocks from one or more foreign securities markets and could negatively affect your investment in the securities in a variety of ways, depending on the nature of such government regulatory action and the underlying basket index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying basket index stocks that are currently included in an underlying basket index or that in the future are included in an underlying basket index, such underlying basket index stocks may be removed from an underlying basket index. If government regulatory action results in the removal of underlying basket index stocks that have (or historically have had) significant weight in an underlying basket index, such removal could have a material and negative effect on the level of such underlying basket index and, therefore, your investment in the securities. Similarly, if underlying basket index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying basket index, the value of the securities could be materially and negatively affected, and transactions in, or holdings of, the securities may become prohibited under United States law. Any failure to remove such underlying basket index stocks from an underlying basket index could result in the loss of a significant portion or all of your investment in the securities, including if you attempt to divest the securities at a time when the value of the securities has declined.

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered securities with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered securities could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered securities. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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The Tax Consequences of an Investment in Your Securities Are Uncertain

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

The Underlying Basket and The Underlying Basket Indices

THE UNDERLYING BASKET

The underlying basket is comprised of the following underlying basket indices with the following initial weights within the underlying basket: the EURO STOXX 50® Index (40.00% weighting), the Nikkei 225 (25.00% weighting), the FTSE® 100 Index (17.50% weighting), the Swiss Market Index (10.00% weighting) and the S&P/ASX 200 Index (7.50% weighting).

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 44.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license. The securities or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

Nikkei 225

The Nikkei Stock Average, more commonly known as the Nikkei 225, is a price-weighted equity index comprised of 225 highly liquid stocks of the Tokyo Stock Exchange Prime Market and aims to maintain long-term continuity and reflect changes in industry structure and provide a benchmark for the Japanese equity markets and the Japanese economy. For more details about the Nikkei 225, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Nikkei 225” on page S-81 of the accompanying underlier supplement no. 44.

Goldman Sachs has entered into a non-exclusive license agreement with Nikkei Inc. (“NKI”) whereby GS Finance Corp., in exchange for a fee, will be permitted to use the Nikkei 225 in connection with the offer and sale of your security. Any intellectual property rights relating to the Nikkei 225 belong to NKI. Goldman Sachs is not affiliated with NKI; the only relationship between NKI and Goldman Sachs is the licensing of the use of the Nikkei 225 and trademarks relating to the Nikkei 225.

NKI is under no obligation to continue the calculation and dissemination of the Nikkei 225. Your security is not sponsored, endorsed, sold or otherwise promoted by NKI. No inference should be drawn from the information contained herein that NKI makes any representation or warranty, express or implied, to us or any holder of your security or any member of the public regarding the advisability of investing in securities generally or in your security in particular or the ability of the Nikkei 225 to track generally stock market performance.

NKI determines, composes and calculates the Nikkei 225 without regard to your security. NKI has no obligation to take into account your interest, or that of anyone else having an interest, in your security in determining, composing or calculating the Nikkei 225 or any successor index. NKI is not responsible for and has not participated in the determination of the terms, prices or amount of your security and will not be responsible for or participate in any determination or calculation regarding the principal amount of your security payable at the stated maturity date. NKI has no obligation or liability in connection with the administration, marketing or trading of your security.

Neither NKI nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the Nikkei 225. NKI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei 225 or the manner in which the Nikkei 225 is applied in determining the level of the Nikkei 225 or any amount payable upon maturity of your security.

NKI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI 225 OR ANY DATA INCLUDED IN THE NIKKEI 225. NKI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

FTSE® 100 Index

The FTSE® 100 Index is a market capitalization-weighted index of the 100 most highly capitalized U.K. listed blue chip companies traded on the London Stock Exchange. For more details about the FTSE® 100 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — FTSE® 100 Index” on page S-42 of the accompanying underlier supplement no. 44.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK” are trademarks owned by the Exchange and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

The FTSE®100 Index is calculated by FTSE. FTSE does not sponsor, endorse or promote this product and is not in any way connected to it and does not accept any liability in relation to its issue, operation and trading.

All copyright and database rights in the index values and constituent list vest in FTSE. GS Finance Corp. has obtained full license from FTSE to use such copyrights and database rights in the creation of this product.

Swiss Market Index (SMI®)

The Swiss Market Index is a price return float-adjusted market capitalization-weighted index of the 20 largest and most liquid stocks traded on the SIX Swiss Exchange and represents more than 75% of the free-float market capitalization of the entire Swiss market. For more details about the Swiss Market Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — Swiss Market Index” on page S-147 of the accompanying underlier supplement no. 44.

SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to GS Finance Corp., other than the licensing of the SMI® and the related trademarks for use in connection with the offered securities.

SIX Swiss Exchange and its Licensors do not:

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sponsor, endorse, sell or promote the offered securities.
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recommend that any person invest in the offered securities or any other securities.
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have any responsibility or liability for or make any decisions about the timing, amount or pricing of the offered securities.
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have any responsibility or liability for the administration, management or marketing of the offered securities.
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consider the needs of the offered securities or the owners of the offered securities in determining, composing or calculating the SMI® or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the offered securities or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the offered securities or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

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The results to be obtained by the offered securities, the owner of the offered securities or any other person in connection with the use of the SMI® and the data included in the SMI®;
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The accuracy, timeliness, and completeness of the SMI® and its data;
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The merchantability and the fitness for a particular purpose or use of the SMI® and its data;
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The performance of the offered securities generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the SMI® or its data;

Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the SMI® or its data or generally in relation to the offered securities, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

The licensing Agreement between GS Finance Corp. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the offered securities or any other third parties.

S&P/ASX 200 Index

The S&P/ASX 200 Index includes 200 of the largest and most liquid stocks listed on the Australian Securities Exchange by float-adjusted market capitalization. The S&P/ASX 200 Index is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the ASX, and all securities that have their primary or secondary listing on the ASX are eligible for inclusion. For more details about the S&P/ASX 200 Index, the underlying basket index sponsor and license agreement between the underlying basket index sponsor and the issuer, see “The Underliers — S&P/ASX 200 Index” on page S-104 of the accompanying underlier supplement no. 44.

The S&P/ASX 200 Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such securities.

Historical Closing Levels of the Underlying basket indices

The closing levels of the underlying basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying basket indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing levels of the underlying basket indices during the period shown below is not an indication that the underlying basket indices are more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical closing levels of the underlying basket or the underlying basket indices as an indication of the future performance of the underlying basket or the underlying basket indices, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying basket, underlying basket indices or the underlying basket index stocks will result in you receiving an amount greater than the outstanding face amount of your securities, or that you will not incur a loss on your investment, on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying basket or the underlying basket indices. Before investing in the offered securities, you should consult publicly available information to determine the level of the underlying basket indices between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying basket indices. The actual performance of the underlying basket and the underlying basket indices over the life of the offered securities, as well as the cash settlement amount at maturity, may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlying basket index from January 1, 2020 through May 16, 2025. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the closing levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the EURO STOXX 50® Index

Historical Performance of the Nikkei 225

Historical Performance of the FTSE 100® Index

Historical Performance of the Swiss Market Index

Historical Performance of the S&P/ASX 200 Index

Historical Underlying Basket Levels

The following graph is based on the underlying basket closing level for the period from January 1, 2020 through May 16, 2025 assuming that the underlying basket closing level was 100.00 on January 1, 2020. We derived the underlying basket closing levels based on the method to calculate the underlying basket closing level as described in this pricing supplement and on actual closing levels of the relevant underlying basket indices on the relevant date. The underlying basket closing level has been normalized such that its hypothetical level on January 1, 2020 was 100.00. As noted in this pricing supplement, the initial underlying basket level will be set at 100.00 on the trade date. The underlying basket closing level can increase or decrease due to changes in the levels of the underlying basket indices.

Historical Performance of the Underlying Basket

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements, and to the extent inconsistent, replaces, the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the securities for U.S. federal income tax purposes that will be required under the terms of the securities, as discussed below, is a reasonable interpretation of current law.

It applies to you only if you hold your securities as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

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a dealer in securities or currencies;
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a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
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a bank;
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a life insurance company;
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a regulated investment company;
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an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
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a tax exempt organization;
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a partnership;
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a person that owns a security as a hedge or that is hedged against interest rate risks;
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a person that owns a security as part of a straddle or conversion transaction for tax purposes; or
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a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the securities, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your securities as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your securities and you are:

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a citizen or resident of the United States;
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a domestic corporation;
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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. By purchasing the securities you agree — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your securities for all tax purposes as pre-paid derivative contracts in respect of the underlying basket indices. Except as otherwise stated below, the discussion herein assumes that the securities will be so treated.

Upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your securities. Your tax basis in the securities will generally be equal to the amount that you paid for the securities. If you hold your securities for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your securities for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your securities should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the securities are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your securities in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your securities should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your securities as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the securities and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your securities – and then determining a payment schedule as of the original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your securities prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your securities would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your securities, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases securities at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your securities could be treated in the manner described above, except that any gain or loss that you recognize at maturity or upon redemption would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of instruments such as the offered securities, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, we intend to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determines that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your securities.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your securities.

Non-United States Holders

This section applies to you only if you are a non-United States holder. You are a non-United States holder if you are the beneficial owner of securities and are, for U.S. federal income tax purposes:

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a nonresident alien individual;
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a foreign corporation; or
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an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the securities.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your securities and, notwithstanding that we do not intend to treat the securities as debt for tax purposes, we intend to backup withhold on such payments with respect to your securities unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible. Should an alternative characterization of the securities, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we, or the applicable withholding agent, will not make payments of any additional amounts. Prospective non-United States holders of the securities should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your securities should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your securities to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the underlying basket indices during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we, or the applicable withholding agent, would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the original issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement, and to UBS Financial Services Inc. at such price less a concession not in excess of 2.50% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In connection with the initial offering of the securities, the minimum face amount of securities that may be purchased by any investor is $1,000.

We will deliver the securities against payment therefor in New York, New York on May 20, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

The securities will not be listed on any securities exchange or interdealer quotation system.

VALIDITY OF THE SECURITIES AND GUARANTEE

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement, the accompanying underlier supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$22,566,420

GS Finance Corp.

Buffer Autocallable GEARS Linked to an Unequally Weighted Basket of Equity Indices due 2028

guaranteed by
The Goldman Sachs Group, Inc.

____________

____________

Goldman Sachs & Co. LLC

UBS Financial Services Inc.

Selling Agent